Exhibit 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
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March 9, 2018	HONG KONG
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Liberty Interactive Corporation

12300 Liberty Boulevard

Englewood, Colorado 80112

Ladies and Gentlemen:

We have acted as special tax counsel to Liberty Interactive Corporation, a Delaware corporation (“Liberty”), in connection with specified aspects of (i) the recapitalization of GCI Liberty, Inc. (formerly known as General Communication, Inc.), an Alaskan corporation (“SplitCo”), pursuant to which (A) SplitCo’s outstanding Class A common stock and Class B common stock (collectively, “Old SplitCo Common Stock”) were reclassified into newly authorized Class A-1 common stock and Class B-1 common stock, respectively (collectively, “Reclassified SplitCo Common Stock,” and such reclassification, the “Reclassification”), and (B) the outstanding Reclassified SplitCo Common Stock was automatically converted into newly authorized Class A common stock (“New SplitCo Class A Common Stock”) and Series A cumulative redeemable preferred stock (“SplitCo Series A Preferred Stock,” and such conversion, the “Conversion”); (ii) the contribution of certain assets by Liberty Interactive LLC, a Delaware limited liability company, to SplitCo in exchange for shares of New SplitCo Class A Common Stock, shares of SplitCo’s newly authorized Class B common stock (together with the New SplitCo Class A Common Stock, “New SplitCo Common Stock”), and other specified consideration (the “Contribution”); and (iii) the distribution of the shares of New SplitCo Common Stock owned by Liberty to holders of its Liberty Ventures common stock (“Liberty Ventures Common Stock”) in complete redemption of such stock (the “Split-off,” and together with the Reclassification, the Conversion, and the Contribution, the

“Transactions”). Liberty has requested our opinion (the “Opinion”) regarding certain U.S. federal income tax consequences of the Transactions.(1)

In rendering this Opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the letter furnished to Liberty by its financial advisor with respect to the Split-off, dated as of March 8, 2018; (ii) the registration statement on Form S-4 filed by SplitCo with the Securities and Exchange Commission (the “SEC”) on August 1, 2017, together with the exhibits attached thereto, as amended through the date hereof (the “Registration Statement”); (iii) the definitive proxy statement on Schedule 14A filed by Liberty with the SEC on December 29, 2017, together with the exhibits attached thereto, as amended through the date hereof (together with the Registration Statement, the “SEC Filings”); (iv) all other submissions to the SEC related to the SEC Filings; (v) the agreements listed on Schedule A attached hereto (collectively, the “Agreements”); (vi) the officer’s certificate furnished to us by Liberty, dated as of the date hereof, together with the exhibits attached thereto (the “Liberty Officer’s Certificate”); (vii) the officer’s certificate furnished to us by SplitCo, dated as of the date hereof, together with the exhibits attached thereto (together with the Liberty Officer’s Certificate, the “Officer’s Certificates”); (viii) the representation letter furnished to us by Mr. John C. Malone, dated as of the date hereof (the “Malone Representation Letter”); and (ix) such other documents as we have considered necessary or appropriate as a basis for this Opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic, electronic, or facsimile copies, and the authenticity of the originals of such documents.

As to certain facts material to this Opinion, we have relied upon the statements and representations set forth in the Officer’s Certificates and the Malone Representation Letter. We have assumed that such statements and representations are true, correct, and complete as of the date hereof and will continue to be true, correct, and complete without regard to any qualification as to knowledge, belief, or otherwise. We have also assumed that the Transactions and the other transactions contemplated by the Agreements will be consummated in accordance with their terms and in the manner described in the SEC Filings and the Agreements, and that none of the material terms or conditions contained therein will be waived or modified in any respect. This Opinion is expressly conditioned upon, among other

(1)                   Unless otherwise indicated, all “section” references in this Opinion are to the Internal Revenue Code of 1986, as amended (the “Code”), or to the Treasury Department regulations promulgated thereunder (the “Treasury Regulations”).

things, the initial and continuing accuracy of the facts, information, covenants, representations, and warranties set forth in the documents referred to above, including those contained in the Officer’s Certificates and the Malone Representation Letter. Any change or inaccuracy in or to such facts, information, covenants, representations, or warranties (including on account of events occurring after the consummation of the Split-off) could affect one or more of the conclusions stated herein.

This Opinion is based on the Code, the Treasury Regulations, judicial decisions, published rulings and procedures of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date hereof. It should be noted that the authorities upon which this Opinion is based are subject to change at any time, possibly with retroactive effect. Any change in such authorities could affect one or more of the conclusions expressed herein. Moreover, there can be no assurance that this Opinion will be accepted by the Service or, if challenged, by a court.

Based upon and subject to the foregoing, it is our opinion that, under current U.S. federal income tax law:

1.                                      The Reclassification will qualify as a reorganization under section 368(a)(1)(E).

2.                                      SplitCo will not recognize any gain or loss on the Reclassification. Section 1032(a).

3.                                      Holders of Old SplitCo Common Stock will not recognize any gain or loss, and will not otherwise be required to include any amount in income, upon the exchange of Old SplitCo Common Stock for Reclassified SplitCo Common Stock in the Reclassification. Section 354(a)(1).

4.                                      The aggregate basis of the Reclassified SplitCo Common Stock received by each holder of Old SplitCo Common Stock in the Reclassification will be the same as the shareholder’s aggregate basis in the Old SplitCo Common Stock surrendered in exchange for such Reclassified SplitCo Common Stock. Section 358(a)(1).

5.                                      The holding period of the Reclassified SplitCo Common Stock received by each holder of Old SplitCo Common Stock in the Reclassification will include the holding period of the Old SplitCo

Common Stock surrendered in exchange for such Reclassified SplitCo Common Stock, provided that the shareholder held such Old SplitCo Common Stock as a capital asset on the date of the Reclassification. Section 1223(1).

6.                                      The Conversion will qualify as a reorganization under section 368(a)(1)(E).

7.                                      SplitCo will not recognize any gain or loss on the Conversion. Section 1032(a).

8.                                      Holders of Reclassified SplitCo Common Stock will not recognize any gain or loss, and will not otherwise be required to include any amount in income, upon the exchange of Reclassified SplitCo Common Stock for New SplitCo Class A Common Stock and SplitCo Series A Preferred Stock in the Conversion. Section 354(a)(1).

9.                                      The aggregate basis of the New SplitCo Class A Common Stock and SplitCo Series A Preferred Stock received by each holder of Reclassified SplitCo Common Stock in the Conversion will be the same as the shareholder’s aggregate basis in the Reclassified SplitCo Common Stock surrendered in exchange for such New SplitCo Class A Common Stock and SplitCo Series A Preferred Stock. Section 358(a)(1).

10.                               The holding period of the New SplitCo Class A Common Stock and SplitCo Series A Preferred Stock received by each holder of Reclassified SplitCo Common Stock in the Conversion will include the holding period of the Reclassified SplitCo Common Stock surrendered in exchange for such New SplitCo Class A Common Stock and SplitCo Series A Preferred Stock, provided that the shareholder holds such Reclassified SplitCo Common Stock as a capital asset on the date of the Conversion. Section 1223(1).

11.                               The Contribution, followed by the Split-off, will qualify as a reorganization under section 368(a)(1)(D). Liberty and SplitCo will each be a “party to the reorganization” within the meaning of section 368(b).

12.                               Liberty will not recognize any income, gain, or loss on the Contribution. Sections 361(a) and (b) and 357(a).

13.                               SplitCo will not recognize any gain or loss on the Contribution. Section 1032(a).

14.                               SplitCo’s basis in each asset received from Liberty in the Contribution will be equal to Liberty’s basis in such asset immediately before the Contribution. Section 362(b).

15.                               SplitCo’s holding period in each asset received from Liberty in the Contribution will include Liberty’s holding period in such asset. Section 1223(2).

16.                               Liberty will not recognize any income, gain, or loss on the distribution of New SplitCo Common Stock to holders of Liberty Ventures Common Stock in the Split-off. Section 361(c).

17.                               Holders of Liberty Ventures Common Stock will not recognize any gain or loss, and will not otherwise be required to include any amount in income, upon the exchange of Liberty Ventures Common Stock for New SplitCo Common Stock in the Split-off. Section 355(a)(1).

18.                               The aggregate basis of the New SplitCo Common Stock received by each holder of Liberty Ventures Common Stock in the Split-off will be the same as the shareholder’s aggregate basis in the Liberty Ventures Common Stock surrendered in exchange for such New SplitCo Common Stock. Section 358(a)(1).

19.                               The holding period of the New SplitCo Common Stock received by each holder of Liberty Ventures Common Stock in the Split-off will include the holding period of the Liberty Ventures Common Stock surrendered in exchange for such New SplitCo Common Stock, provided that the shareholder holds such Liberty Ventures Common Stock as a capital asset on the date of the Split-off. Section 1223(1).

*                                                                                                                                         *                                                                                                                                         *

Except as set forth above, we express no opinion or other views regarding the tax consequences of the Reclassification, the Conversion, the Contribution, the Split-off, or any related transactions. This Opinion relates solely to certain U.S. federal income tax consequences of the Transactions, and no opinion is expressed as to the tax consequences of the Transactions under any state, local, or foreign tax laws or under any federal tax laws other than those pertaining to income taxation. This Opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise this Opinion to reflect any legal developments or factual matters or changes arising after the date hereof.

We are furnishing this Opinion to you solely in connection with the Transactions and the Registration Statement. We hereby consent to the use of our name under the caption “Material U.S. Federal Income Tax Consequences of the Transactions” in the Registration Statement and to the filing of this Opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

Schedule A

1.                                      Agreement and Plan of Reorganization, dated as of April 4, 2017, as amended as of July 19, 2017 and November 8, 2017, by and among Liberty Interactive Corporation, Liberty Interactive LLC, and GCI Liberty, Inc. (formerly known as General Communication, Inc.), together with the schedules and exhibits attached thereto.

2.                                      Voting Agreement, dated as of April 4, 2017, by and among Liberty Interactive Corporation, GCI Liberty, Inc. (formerly known as General Communication, Inc.), Ronald A. Duncan, and Dani Bowman.

3.                                      Voting Agreement, dated as of April 4, 2017, by and among Liberty Interactive Corporation, GCI Liberty, Inc. (formerly known as General Communication, Inc.), John W. Stanton, and Theresa E. Gillespie.

4.                                      Voting Agreement, dated as of April 4, 2017, by and among Liberty Interactive Corporation, GCI Liberty, Inc. (formerly known as General Communication, Inc.), John C. Malone, and Leslie Malone.

5.                                      Tax Sharing Agreement, dated as of March 9, 2018, by and between Liberty Interactive Corporation and GCI Liberty, Inc.

6.                                      Indemnification Agreement, dated as of March 9, 2018, by and among Liberty Interactive Corporation, Liberty Interactive LLC, GCI Liberty, Inc., and LV Bridge, LLC.

7.                                      Services Agreement, dated as of March 9, 2018, by and between Liberty Media Corporation and GCI Liberty, Inc.

8.                                      Facilities Sharing Agreement, dated as of March 9, 2018, by and among Liberty Media Corporation, Liberty Property Holdings, Inc., and GCI Liberty, Inc.

9.                                      Aircraft Time Sharing Agreement, dated as of March 9, 2018, by and between Liberty Media Corporation and GCI Liberty, Inc.

10.                               Aircraft Time Sharing Agreement, dated as of March 9, 2018, by and between Liberty Media Corporation and GCI Liberty, Inc.

11.                               Aircraft Time Sharing Agreement, dated as of March 9, 2018, by and among Liberty Citation, Inc., Liberty Denver Arena, LLC, and GCI Liberty, Inc.